EXHIBIT 99.2

SELECT BALANCE SHEET DISCLOSURE

First Quarter 2005 (Unaudited)

• Cash and investments at March 31, 2005 were $371.9 million.

• Aircraft purchase deposits at March 31, 2005 were $82.5 million.

• In the near future we expect to conclude a financing agreement to monetize aircraft purchase deposits related to the 2005 deliveries.

• Total debt increased $65 million compared to the first quarter of 2004 due to the purchase of Boeing 737-700 aircraft and capital leases for spare engines.

YEAR 2005 ESTIMATES

•      Since the end of 2004, we took delivery of two B717 aircraft and four B737 aircraft. XM Satellite radio has been installed on 22 aircraft as of April 26, 2005. We expect to complete approximately three to five aircraft installations per week.

•      As of April 26, 2005, the number of aircraft in our fleet that are leased or owned are:

            73 leased B717 aircraft and 10 leased B737 aircraft

            8 owned B717 aircraft and 2 owned B737 aircraft

  For the remainder of 2005, we plan to lease four additional B717 and five B737 aircraft and purchase four B737 aircraft.

• Our employee productivity per aircraft increased by 7.8% from 72 employees per aircraft in the first quarter of 2004 to 66.4 employees per aircraft in the first quarter of 2005.

•      In the following table our projections for the remainder of 2005 capacity growth depict net capacity additions which represent the incremental increase in capacity compared to the reported capacity additions that include the regional jet and wet lease flying that has been replaced with our own operations:

PERIOD	NET CAPACITY ADDITIONS	REPORTED CAPACITY ADDITIONS
Q2 2005	15%	30%
Q3 2005	23%	35%
Q4 2005	27%	30%

• We expect a significant year over year drop in our April load factor due to a shift of the Easter holiday. Advance bookings for May and June look very good at this time.

•      During the first quarter of 2005, we hedged approximately 50.2% of our fuel consumption at a price per gallon of $1.04 raw product or $1.25 all-in.

We project that our all-in price per gallon of fuel for 2005, including the benefits of hedging, will be in the range of $1.55 - $1.60. The following table depicts the percentage of our expected fuel consumption that is hedged for 2005, 2006 and 2007:

PERIOD	EXPECTED FUEL HEDGED	PRICE PER GALLON (Raw Product)
Q2 2005	55%	$1.28
Q3 2005	39%	$1.42
Q4 2005	33%	$1.38
2006	Less than 5%	$1.47
2007	Less than 5%	$1.41

• The following table depicts the range of our expected decreases for 2005 in non-fuel unit costs:

PERIOD	NON-FUEL UNIT COST
Q2 2005	Down 4% - 5%
Q3 2005	Down 6% - 7%
Q4 2005	Down 1% - 2%
FY 2005	Down 3%

• Corporate income tax rate for full year 2005 is projected in the range of 33%.

• We estimate non-aircraft related capital expenditures for 2005 will be in the range of $20 million to $25 million.

Other Calculations

The following table shows the calculation of the improvement of fuel burn and the resulting savings

	(Unaudited)
	Three Months Ended March 31,
	2005	2004	Variance
Gallons of fuel burned	57,783,540	47,933,299
ASMs (000s)	3,473,998	2,798,779
Gallons per 1,000 ASMs	16.6	17.1	2.9%

Average cost of aircraft fuel per gallon (1st quarter 2005 in cents)	147.86	147.86
Gallons per 1,000 ASMS	16.6	17.1
ASMs (000) (1st quarter 2005)	3,473,998	3,473,998
Gallons of fuel burned	57,783,540	59,497,435
Adjusted fuel expense (000s)	$85,438	$87,973	$2,535